Exhibit 10.2
Execution Version
Ratification Agreement
     This Ratification Agreement (this “Agreement”), dated as of June 26, 2009 by and among Avis Budget Group, Inc., a Delaware corporation (formerly known as Cendant Corporation) (“ABG”), Realogy Corporation, a Delaware corporation (“Realogy”), Wyndham Worldwide Corporation, a Delaware corporation (“Wyndham”), and Wright Express Corporation, a Delaware corporation (“WEX”, collectively with ABG, Realogy and Wyndham, the “parties” and each individually, a “party”).
     Capitalized terms used in this Agreement but not otherwise defined have the meanings set forth in the TRA (as defined below).
     WHEREAS, WEX, ABG and Cendant Mobility Services Corporation, a Delaware corporation (now known as Cartus Corporation), are parties to that certain Tax Receivable Agreement, dated as of February 22, 2005 (the “TRA”) which provides for, among other things, certain payments to be made from WEX to ABG;
     WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of July 27, 2006, by and among ABG, Realogy, Wyndham and Travelport Inc. (the “Separation Agreement”), the payments to be received by ABG under the TRA are a Cendant Contingent Asset (as defined in the Separation Agreement) to be distributed to Realogy and Wyndham, 62.5% and 37.5%, respectively (the “Applicable Percentages”) and the liabilities and obligations of ABG under the TRA are an Assumed Cendant Contingent Liability (as defined in the Separation Agreement) to be assumed by Realogy and Wyndham in accordance with their Applicable Percentages;
     WHEREAS, Section 10.07 of the TRA provides that ABG may assign some or all its rights, interests or entitlements and obligations under the TRA to any Affiliate (as defined in the TRA) without the consent of WEX and ABG may assign some or all of its rights (but not its obligations) under the TRA to another person without the consent of WEX;
     WHEREAS, as of the Effective Time of the Separation Agreement, Realogy and Wyndham were Affiliates of ABG;
     WHEREAS, pursuant to the Separation Agreement, ABG assigned its rights and obligations under the TRA to Realogy and Wyndham in accordance with their Applicable Percentages (the “Assignment”) and each of Realogy and Wyndham assumed the obligations of ABG under the TRA in accordance with their Applicable Percentages (the “Assumption”). In particular, pursuant to Section 2.2 of the Separation Agreement, ABG assigned (i) to Realogy the Real Estate Assets, which are defined to include, among other things, the Applicable Realogy Percentage (i.e., 62.5%) of any Cendant Contingent Asset and (ii) to Wyndham the Hospitality Assets, which are defined to include, among other things, the Applicable Wyndham Percentage (i.e., 37.5%) of any Cendant Contingent Asset. Further, pursuant to Section 2.3 of the Separation Agreement, (i) Realogy assumed all of the Real Estate Liabilities, which are defined to include, among other things, the Applicable Realogy Percentage (i.e., 62.5%) of any Assumed Cendant Contingent Liability and (ii) Wyndham assumed all of the Hospitality Liabilities, which are defined to include, among other things, the Applicable Wyndham Percentage (i.e., 37.5%) of any Assumed Cendant Contingent Liability;
     WHEREAS, contemporaneously with the execution of this Agreement, WEX and Realogy have entered into the Tax Receivable Prepayment Agreement (the “TRPA”); and
     WHEREAS, in furtherance of the arrangements set forth in the Separation Agreement, including without limitation, the obligations of ABG, Realogy and Wyndham set forth in Sections 2.2 (Transfer of Assets), 2.3 (Assumption and Satisfaction of Liabilities) and 7.1(a) (Cendant Contingent Assets and Assumed Cendant Contingent Liabilities) thereof, the parties desire to affirm and ratify the Assignment and Assumption.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree to the following terms and conditions.
     1 Affirmation of Assignment.
          1.1 Affirmation of Assignment of Rights and Obligations Under the TRA. ABG hereby affirms and ratifies its assignment, conveyance, and transfer to Realogy and Wyndham pursuant to the Separation Agreement, in accordance with their respective Applicable Percentages, of all of ABG’s right, title, obligations and interest under the TRA, including, without limitation, the right in and to all future payments to be made by WEX to ABG under Sections 3.01, 3.02, 3.03, 8.02 and 8.03 of the TRA, any right to indemnification under Section 4.01 of the TRA, any right to the provision of information pursuant to Section 2.04 (Provision of Information) of the TRA and any right to cooperation pursuant to Section 6.01 (Cooperation) of the TRA, provided, however that ABG shall retain all right, title, obligations and interest under Section 2.01 (Cendant Tax Returns) of the TRA and Section 6.01 (Cooperation) of the TRA (solely with respect to Cendant Returns). Each of Realogy and Wyndham hereby confirms the acquisition and acceptance of such assignment. Realogy agrees that any payments made on or after the date hereof by WEX to Realogy or Wyndham under the TRA or the TRPA shall not be taken into account as adjustments to the Purchase Price pursuant to Section 2.05(c) of the TRA, or otherwise, for purposes of determining the amount of any further payments to be made by WEX to Realogy under the TRA or the TRPA.
          1.2 Security Interests. ABG hereby represents and warrants to WEX that upon completion of its assignment, conveyance and transfer to Realogy and Wyndham of its right, title, obligations and interest described in Section 1.1 above, to the knowledge of ABG at such time, such right, title, obligations and interest were free and clear of any material mortgage, pledge, security interest, or other lien arising as a direct result of an action taken by ABG.
          1.3 Amendment of Section 3.01 of the TRA. Section 3.01 of the TRA is hereby amended by replacing the text thereof in its entirety with the following:
     “SECTION 3.01. Estimated Tax Benefit Payments. At least ten (10) days prior to the installment due date for the payment of any estimated Income Tax under Section 6655 of the Code or any comparable provision of state or local or other law (“Installment Date”) with respect to any WEX Return, WEX shall submit to Wyndham a preliminary determination of (A) the liability for Taxes that would be due on such Installment Date assuming the same facts and using the same methods, elections, conventions and practices used in determining the actual liability for Taxes on such date; provided, however, that such liability shall be calculated (i) with reference to the Beginning Tax Basis instead of the Stepped-Up Tax Basis of each Asset or class of Assets, as shown on the Basis Schedule, (ii) assuming that any losses and/or other Tax attributes for all Taxable Years are carried forward to future taxable years rather than carried back to prior Taxable Years, and (iii) excluding any deduction attributable to Imputed Interest (“Hypothetical Tax Liability”) and (B) the actual liability for Taxes due on such date with respect to such WEX Return, provided, however, that such liability shall be calculated assuming that all payments made by WEX to Realogy solely under the Tax Receivable Prepayment Agreement, dated June 26, 2009, between WEX and Realogy (“TRPA”) have not been made, but rather, that all payments under this Tax Receivable Agreement that would have been required to be made but for the TRPA were actually made by WEX to Realogy at each applicable date (“Actual Tax Liability”). Upon review by Wyndham, WEX shall promptly make adjustments to such determination to the extent reasonably requested by Wyndham. Within five (5) days after finalizing such determination, WEX shall pay Wyndham 31.875% of the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability.”
          1.4 Amendment of Section 3.02 of the TRA. Section 3.02 of the TRA is hereby amended by replacing the text thereof in its entirety with the following:
     “SECTION 3.02. True-Ups. Within thirty (30) days after the filing of any WEX Return for Income Taxes for a Taxable Year (other than a Tax Return with respect to estimated Income Taxes), WEX shall submit to Wyndham a preliminary determination of (i) the Hypothetical Tax Liability for such entire Taxable Year and (ii) the Actual Tax Liability for such entire Taxable Year and, upon review by Wyndham, shall promptly make adjustments to such determination to the extent reasonably requested by Wyndham. Within five (5) days after finalizing such determination, WEX shall pay to Wyndham the excess, if any, of (A) 31.875% of the excess, if any, of such Hypothetical Tax Liability over such Actual Tax Liability over (B) the aggregate amount previously paid by WEX to Wyndham under Section 3.01 with respect to such Taxable Year. Any excess of (X) the aggregate amount previously paid by WEX to Wyndham under Section 3.01 with respect to such Taxable Year over (Y) 31.875% of the excess of such Hypothetical Tax Liability over such Actual Tax Liability shall offset to the extent of such excess the next succeeding payment(s) otherwise due from WEX to Wyndham under Sections 3.01 and/or 8.02; provided, however, that if Wyndham and WEX mutually agree that no further payments could possibly be made pursuant to Section 3.01 hereof, then Wyndham shall pay to WEX the amount of such excess.”
          1.5 Intent of Parties; and Interpretation. With respect to each payment required to be made by WEX to Wyndham pursuant to this Agreement and the TRA on or after the date hereof, (i) the parties intend that the amount of each such payment shall be exactly equal to the amount that would have been required to have been paid by WEX to Wyndham pursuant to this Agreement and the TRA assuming that (A) WEX and Realogy had not entered into the TRPA and, as a result thereof, no payments had been made by WEX to Realogy pursuant to the TRPA, (B) Realogy had retained all of its rights pursuant to this Agreement and the TRA, including all rights to receive payments pursuant to Sections 3.01, 3.02, 3.03, 8.02 and 8.03 of the TRA and (C) all such payments were actually made by WEX to Realogy and (ii)

notwithstanding anything to the contrary contained herein, the TRA or the TRPA, this Agreement and the TRA shall be interpreted in a manner consistent with clause (i) of this Section 1.5.
          1.6 TRPA. For the avoidance of doubt, Sections 1.3, 1.4 and 1.5 hereof relate solely to matters between WEX and Wyndham. Nothing herein shall alter the rights and obligations of WEX and Realogy under the TRPA.
     2 Affirmation of Obligations
          2.1 Affirmation of Assumption of Obligations Under the TRA. Each of Realogy and Wyndham hereby affirms and ratifies for the benefit of the other parties its respective assumption pursuant to the Separation Agreement of all of ABG’s obligations and liabilities under the TRA, in accordance with its respective Applicable Percentage, including without limitation, ABG’s obligation to make any payments under Section 3.03 of the TRA and any obligation of ABG to indemnify under Section 4.01 of the TRA; provided, however that ABG shall retain the obligations set forth under Section 2.01 (Cendant Tax Returns) of the TRA and Section 6.01 (Cooperation) of the TRA (solely with respect to Cendant Returns). Except for the obligations set forth in the proviso of the previous sentence, each of Realogy (both on its behalf and on behalf of Cartus Corporation), Wyndham and WEX hereby releases, remises and forever discharges ABG, its affiliates, shareholders and employees from any further obligations under the TRA. Except as set forth in Section 2.02 (WEX Tax Returns) and Section 6.01 (Cooperation) of the TRA, ABG (solely on its behalf, and not on behalf of Realogy or Wyndham) hereby releases, remises and forever discharges WEX, its affiliates, shareholders and employees from any further obligations under the TRA.
          2.2 Affirmation of Tax Liability and Cost and Expense Sharing Obligations under Tax Sharing Agreement. Each of Realogy and Wyndham hereby affirms and ratifies for the benefit of the other parties its respective obligations under Section 3.2 (Responsibility of Realogy to pay Taxes), Section 3.3 (Responsibility of Wyndham to pay Taxes) and Section 8.2(f) (Sharing of costs and expenses related to Pre-2007 Shared Entity Audits) of the Tax Sharing Agreement, dated as of July 28, 2006, by and among ABG, Realogy, Wyndham and Travelport Inc. as such obligations relate to ABG’s obligations under Section 2.01 (Cendant Tax Returns) of the TRA. For the avoidance of doubt, nothing in this Section 2.2 shall affect ABG’s obligations to WEX under Section 2.01 (Cendant Tax Returns) of the TRA in a manner adverse to WEX.
     3 Miscellaneous
          3.1 Entire Agreement. Each of ABG, Realogy and Wyndham acknowledges and agrees that the transactions and agreements set forth in this Agreement are intended to further the arrangements contemplated by the Separation Agreement with respect to the rights and obligations of ABG under the TRA.
          3.2 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          3.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          3.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws.
          3.5 Successors; Assignments. Any party may assign any of its rights hereunder without the consent of any of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.
          3.6 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties.
          3.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          3.8 Effect of this Agreement. For the avoidance of doubt, except as expressly provided in Sections 1.1 and 2.1 of this Agreement, the consummation of the transactions contemplated by this Agreement shall in no way affect the rights and obligations of the parties under the Separation Agreement. Each of the parties hereto agrees that ABG shall have no liability of any kind arising out of the transactions effected pursuant to this Ratification Agreement, except as expressly set forth in Sections 1.1, 1.2 and 2.1 of this Agreement.
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     IN WITNESS WHEREOF, ABG, Realogy, Wyndham and WEX have each duly executed this Agreement as of the date first written above.

AVIS BUDGET GROUP, INC. (formerly known as Cendant Corporation)
By:	/s/ David B. Wyshner
	Name:	David B. Wyshner
	Title:	EVP & CFO

REALOGY CORPORATION
By:	/s/ Anthony Hull
	Name:	Anthony Hull
	Title:	CFO

WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Virginia M. Wilson
	Name:	Virginia M. Wilson
	Title:	Executive Vice President and Chief Financial Officer

WRIGHT EXPRESS CORPORATION
By:	/s/ Melissa D. Smith
	Name:	Melissa D. Smith
	Title:	CFO, Executive Vice President, Finance and Operations

[Signature page to Ratification Agreement]